EXHIBIT

                                                           FOR IMMEDIATE RELEASE

                     P&G BOARD ELECTS LAFLEY CHIEF EXECUTIVE
                     ---------------------------------------
                          THE COMPANY REVISES OUTLOOK
                       FOCUS ON TOP AND BOTTOMLINE GROWTH

     CINCINNATI, June 8, 2000 - The Procter & Gamble Company Board of Directors has elected Alan G. Lafley (52), currently president-global beauty care and North America, to be president, chief executive and director, effective immediately. The board also has elected John E. Pepper (61), currently retired from P&G and chairman of the executive committee of the board, to be chairman of the board, effective immediately.

     Durk I. Jager (57), currently chairman, president, chief executive and director of Procter & Gamble, has announced his intention to retire effective July 1, after 30 years of service.

     P&G also said it expects fourth quarter core net earnings per share (EPS) on a diluted basis to be equal to year-ago, compared to its previous guidance of a 15-17 percent increase. This reflects lower volume growth, now estimated to be up one to two percent versus year-ago, reflecting competitive pressures and reduced marketing support on several key businesses including fabric and home care. Expected sales growth is two to three percent.

     Resulting core net earnings per share growth for the fiscal year is expected to be about four percent.

     P&G also updated its outlook for next fiscal year. Core earnings per share growth is expected to be 11-13% above this year's revised base.

     "I have great confidence in P&G and our prospects for delivering top and bottom line growth," said A.G. Lafley. "I'm going to focus on making the clear, hard choices we must make to achieve that goal.

     "The magnitude and pace of change we undertook this fiscal year is a major factor in our results. In hindsight, it's clear we changed too much too fast," continued Lafley. "As a result, we didn't make enough tough choices to balance top and bottom line growth. The transition that we expected to take about a year to complete is clearly going to take a year longer. I'm confident we now know what we need to fix and how to do it.

     "Going forward, job one will be ensuring we're making the choices to return our big core businesses to consistent year-to-year sales and profit growth, starting now. Over the next six weeks I will sort through the new and established business initiatives to make choices on investments and ensure a balanced portfolio that will drive top and bottom line growth. I'll also focus on the tough choices needed for better cost control.

     "I am aware of the challenge ahead," concluded Lafley. "I'm certain we're up to it because of the tremendous confidence I have in our people and the great strength of our brands. I am honored to have the privilege to lead P&G at this important point in its history."

     Speaking for the board about the management changes, Richard Ferris, senior director on the executive committee said, "A.G. Lafley is a forceful leader with a unique ability to energize the organization to achieve high goals. He has long been seen as a future P&G chief executive. He has led virtually every key part of the company's business with distinction. His business achievements speak for themselves and include:

     . Record sales and profits for the laundry and cleaning business through major product innovations, such as Liquid Tide, as group vice president

     . Laying a foundation for the return to growth in Japan and building the business in China to nearly $1 billion as executive vice president of Asia

     . Revitalizing the North American business and re-establishing growth in the global hair care business in his current position

     "We also are pleased that John Pepper has agreed to resume the position of chairman to support Mr. Lafley and his leadership team," continued Ferris. "There's a tremendous amount of work to do and his leadership on external matters will enable Mr. Lafley to focus on completing the Organization 2005 transition and leading the business."

     "I have worked with A.G. Lafley for over 12 years," said Chairman John E. Pepper. "He is an outstanding leader in every respect. He will be a superb chief executive.

     "I also want to express my gratitude to Durk Jager for his visionary leadership and many contributions to P&G over 30 years," Pepper said. "We have an accelerated pace of product innovation that never would have been possible without his leadership. This is his legacy. His emphasis on innovation and a culture that reaches out for breakthrough provides a strong foundation for future progress."

     "It was a personal decision to step aside," said Durk I. Jager. "I am proud of the vision we set out to achieve with Organization 2005, and we've made important progress. It's unfortunate our progress in stepping up topline sales growth resulted in earnings disappointments. I'm confident that with the leadership of AG Lafley and John Pepper and the strength of P&G people, the company will achieve its full potential."

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit volume projections as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Form 10-K.

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P&G information, bios and photos available at:  www.pg.com

P&G CONTACTS:
LINDA L. ULREY
(513) 983-8975

GRETCHEN L. BRISCOE
(513) 983-8435